Pro Travel Network Undergoes Name Change to Reflect New Ventures

FRESNO, Calif., May 28, 2009 — Pro Travel Network, Inc. (OTCBB:PTVL) (the "Company") has announced that effective Friday, May 22, 2009, the Company has officially undergone a name change to PTN Inc.  This will serve as a parent company to five separate operating divisions that will be launched this year beginning June 1st.

Company CEO Mr. Paul Henderson commented, “PTN is a travel related company with several travel related offerings. With the launch of several new products on the horizon, we believed that rather than launching them under the Pro Travel Network name, we would launch them as fully separate operating divisions, since they have very little in common with our current Pro Travel Network model.”

He added, “This is an exciting time for us, as we believe the fallout of the economic recession has also opened up tremendous opportunities for us.  Remaining debt free has allowed us to focus on growth rather than on debt service. We have been spending the last several months working quietly on several new initiatives that are all scheduled to launch by years end.”

Mr. Henderson has also made some additions to his management team.  He said, “We continue to believe in and be excited about the Pro Travel Network model, and have recently hired Mr. Brian Beane as Vice President to head the continued expansion of Pro Travel Network.”

Pro Travel Network, however, will now be one of five distinct PTN global ventures.  The recent hiring of Fred McIntosh, as new CFO, is a major factor as he will lead the restructuring of the Company’s internal accounting systems to facilitate this growth strategy.  To this end we will continue to expand our corporate infrastructure by bringing on talented leaders to run each travel related division.

About Pro Travel Network

Pro Travel Network is an emerging growth direct to consumer service business leveraging the powerful home-based business concepts with the travel industry. The company offers one of the most unique and comprehensive independent travel agent training packages in the travel industry, and currently has nearly 12,000 Independent Travel Agents nationwide.

The statements made in this Press Release may contain forward-looking statements that may involve a number of risks and uncertainties. Actual events or results could differ materially from the Company's expectations and projections. The OTC Bulletin Board has not reviewed this press release and neither approved nor disapproved the information contained in this press release.

For more information, please review the company's filings with the Securities & Exchange Commission (http://www.sec.gov/cgi-bin/browse-ed... ).

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Although Pro Travel Network, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any assumption could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion should not be regarded as a representation by Pro Travel Network, Inc. or any other person that the objective and plans of Pro Travel Network will be achieved.

CONTACT: AGORACOM Investor Relations
PTVL@agoracom.com
www.agoracom.com/IR/ProTravelnetwork